Exhibit 23.1

Date: October 18, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Vatee, Inc

We hereby consent to the inclusion in this Registration Statement (the "Registration Statement") on Form S-1 of Vatee, Inc (the "Company") of our report, dated July 28, 2015, with respect to our review of the financial statements of the Company as of June 30, 2015 and the results of its operations and cash flows for the six month period then ended, as well as our report dated January 12, 2015, with respect to our audit of the financial statements of the Company as of December 31, 2014 and the results of its operations and cash flows for the year then ended, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (lsr)

Jerusalem Israel

October 18, 2015